UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16225 Park Ten Place, Suite 280, Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

(713) 714-6100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)  On February 27, 2014, Gulf Island Fabrication, Inc. (the “Company”) appointed Todd Ladd, age 46, as its new Chief Operating Officer, effective immediately.

Mr. Ladd has over 25 years industry experience in the offshore fabrication sector. Mr. Ladd previously served as the Company’s Vice President of Operations and General Manager since July 2013.  From 2001 to 2013, Mr. Ladd served as a partner and Senior Project Manager with Paloma Energy Consultants, an offshore construction project management firm. From April 1996 to August 2001, Mr. Ladd served as a Project Manager for Gulf Island, L.L.C. Mr. Ladd also served as Production Engineer and Facility Engineer at McDermott Marine Construction from January 1988 through March 1996. There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Mr. Ladd’s appointment as Chief Operating Officer.

Mr. Ladd’s base salary was increased to $350,000. Mr. Ladd is eligible to receive future equity awards under the Company’s long-term incentive compensation program, and participate in other benefit programs generally available to the Company’s executive officers.

In addition, on February 27, 2013, the Board of Directors, acting upon the recommendation of the Compensation Committee, approved increases in the annual base salaries of Kirk Meche, President and Chief Executive Officer, to $500,000 and Jeff Favret, Vice President of Finance, Chief Financial Officer and Treasurer, to $340,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kirk J. Meche
Kirk J. Meche
President and Chief Executive Officer

Dated:	March 3, 2014